EXHIBIT (e)(1)

AMENDED AND RESTATED ETF DISTRIBUTION AGREEMENT

This Amended and Restated ETF Distribution Agreement (the “Agreement”) is made this 11th day of December, 2020, by and between John Hancock Exchange-Traded Fund Trust, a Massachusetts business trust (the “Trust”) having its principal place of business at 200 Berkeley Street, Boston, MA 02116, and Foreside Fund Services, LLC, a Delaware limited liability company (the “Distributor”) having its principal place of business at Three Canal Plaza, Suite 100, Portland, ME 04101, and amends and restates the Distribution Agreement dated May 31, 2017, as amended, between the parties.

WHEREAS, the Trust is a registered open-end management investment company organized as a series trust offering a number of portfolios of securities (each a “Fund” and collectively the “Funds”), having filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust intends to create and redeem shares of beneficial interest, without par value (the “Shares”) of each Fund on a continuous basis at their net asset value only in aggregations constituting a Creation Unit, as such term is defined in the Registration Statement;

WHEREAS, the Shares of each Fund will be listed on one or more national securities exchanges (together, the “Listing Exchanges”);

WHEREAS, the Trust desires to retain the Distributor to act as the distributor with respect to the issuance and distribution of Creation Units of each Fund, hold itself available to receive and process orders for such Creation Units in the manner set forth in the Trust’s Prospectus, and to enter into arrangements with broker-dealers who may solicit purchases of Creation Units and with broker-dealers and others to provide for servicing of shareholder accounts and for distribution assistance, including broker-dealer and shareholder support;

WHEREAS, the Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and a member of the Financial Industry Regulatory Authority (“FINRA”) (the successor organization to the National Association of Securities Dealers, Inc.); and

WHEREAS, the Distributor desires to provide the services described herein to the Trust.

NOW THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1.	Appointment.

The Trust hereby appoints the Distributor as the distributor for Creation Units of each Fund listed in Exhibit A hereto, as may be amended by the Trust from time to time on written notice to the Distributor, on the terms and for the period set forth in this Agreement and subject to the registration requirements of the federal securities laws and of the laws governing the sale of securities in the various states, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder.

2.	Definitions.

Wherever they are used herein, the following terms have the following respective meanings:

(a)       “Prospectus” means the Prospectus(es) and Statement(s) of Additional Information constituting parts of the Registration Statement of the Trust under the 1933 Act and the 1940 Act as such Prospectus(es) and Statement(s) of Additional Information may be amended or supplemented and filed with the Commission from time to time;

(b)       “Registration Statement” means the registration statement most recently filed by the Trust with the Commission and effective under the 1933 Act and the 1940 Act, as such registration statement is amended by any amendments thereto at the time in effect;

(c)       All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Registration Statement and the Prospectus.

3.	Duties of the Distributor

(a)       The Distributor agrees to act as agent of the Trust in connection with the receipt and processing of all orders for purchases and redemptions of Creation Units of each Fund from DTC Participants or participants in the Continuous Net Settlement System of the National Securities Clearing Corporation (the “NSCC Participants”) that have executed a Participant Agreement (the “Authorized Participants”), as defined in paragraph 3(b) hereof, with the Distributor and to transmit such orders to the Custodian and Transfer Agent in accordance with the Registration Statement and Prospectus; provided, however, that nothing herein shall affect or limit the right and ability of the Custodian to accept Deposit Securities and related Cash Components through or outside the Clearing Process, and as provided in and in accordance with the Registration Statement, the Prospectus and the Trust’s exemptive relief relating to exchange-traded funds, as it may be amended from time to time (“ETF Exemptive Relief”). The Trust acknowledges that the Distributor shall not be obligated to accept any certain number of orders for Creation Units and nothing herein contained shall prevent the Distributor from entering into like distribution arrangements with other investment companies. At the request of the Trust, the Distributor will enter into agreements, in the form specified by the Trust, with participants in the system for book-entry of DTC and the NSCC as described in the Prospectus.

(b)       The Distributor agrees to use commercially reasonable efforts to act as agent of the Trust with respect to the continuous distribution of Creation Units of each Fund as set forth in the Registration Statement and in accordance with the provisions thereof. The Distributor further agrees as follows: (i) at the request of the Trust, the Distributor shall enter into selected or soliciting dealer participant agreements (“Participant Agreements”) between Authorized Participants and the Distributor, for the purchase of Creation Units of the Funds, in accordance

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with the Registration Statement and Prospectus; (ii) the form of Participant Agreement shall be approved by the Board of Trustees of the Trust and Authorized Participants shall be approved by the Trust and/or the Trust’s investment adviser. Each Authorized Participant shall be (1) a registered broker/dealer, (2) eligible and authorized to participate in the DTC direct registration system and (3) except as expressly permitted pursuant to the terms of the Participant Agreement, in good standing with FINRA. Each Participant Agreement will include such terms and conditions as the Distributor will deem necessary or appropriate from time to time, provided that, where the Distributor proposes to enter into a Participant Agreement that differs from the form approved by the Trust’s Board of Trustees, the Distributor must obtain approval of such differences from the Trust’s investment adviser and/or an officer of the Trust; (iii) the Distributor shall generate, transmit and maintain copies of confirmations of Creation Unit purchase and redemption order acceptances to the purchaser or redeemer (such confirmations will indicate the time such orders were accepted and will be made available to the Trust promptly upon request); (iv) the Distributor shall deliver copies of the Prospectus and/or summary prospectus, included in the Registration Statement, to purchasers of such Creation Units and upon request the Statement of Additional Information; and (v) the Distributor shall maintain telephonic, facsimile and/or access to direct computer communications links with the Transfer Agent.

(c)       The Distributor agrees to use all reasonable efforts, consistent with its other business, to secure purchasers of Creation Units through Authorized Participants in accordance with the procedures set forth in the Prospectus and the Participant Agreements.

(d)       All activities by the Distributor and its agents and employees that are primarily intended to result in the sale of Creation Units shall comply with the Registration Statement, the Prospectus, the ETF Exemptive Relief, the instructions of the Investment Adviser or sub-adviser and the Board of Trustees of the Trust, the Agreement and Declaration of Trust, and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the Commission or any securities association registered under the 1934 Act, including FINRA and the Listing Exchanges.

(e)       Except as otherwise noted in the Registration Statement and Prospectus, the offering price for all Creation Units will be the aggregate net asset value of the Shares per Creation Unit of the relevant Fund, as determined in the manner described in the Registration Statement and Prospectus.

(f)       If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Creation Units will be processed by the Distributor except such unconditional orders as may have been placed with the Distributor before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales and Distributor’s authority to process orders for Creation Units on behalf of the Trust, upon due notice to the Distributor, if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

(g)       The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the Registration Statement or Prospectus or contained in shareholder reports or other material that may be prepared by or on behalf of the

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Trust for the Distributor’s use. The Distributor shall be entitled to rely on and shall not be responsible in any way for information provided to it by the Trust and its respective service providers and shall not be liable or responsible for the errors and omissions of such service providers, provided that the foregoing shall not be construed to protect the Distributor against any liability to the Trust or the Trust’s shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(h)       The Distributor shall ensure that all requests for Prospectuses, summary prospectuses, Statements of Additional Information, product descriptions and periodic fund reports, as applicable, are fulfilled. In addition, the Distributor shall arrange to provide the Listing Exchanges with copies of Prospectuses, summary prospectuses and Statements of Additional Information and product descriptions to be provided to purchasers in the secondary market. The Distributor will generally make it known in the brokerage community that Prospectuses and Statements of Additional Information and product descriptions are available, including by (i) advising the Listing Exchanges on behalf of its member firms of the same, (ii) making such disclosure in all marketing and advertising materials prepared and/or filed by the Distributor with FINRA, and (iii) as may otherwise be required by the Commission. The Distributor shall not bear any costs associated with printing Prospectuses, Statements of Additional Information and all other such materials.

(i)       The Distributor agrees to make available, at the Trust’s request, one or more members of its staff to attend Board meetings of the Trust in order to provide information with regard to the ongoing distribution process and for such other purposes as may be requested by the Board of Trustees of the Trust.

(j)       The Distributor shall review and approve all sales and marketing materials for compliance with applicable laws and conditions of any applicable exemptive order, and file such materials with FINRA as required by the 1933 Act and 1940 Act, and the rules promulgated thereunder. All such sales and marketing materials must be approved, in writing, by the Distributor prior to use. The Distributor will respond to FINRA comments on sales and marketing materials.

The Distributor will promptly forward any complaints concerning the Trust received by the Distributor to the Trust, assist in resolving such complaints and maintain a log of such complaints to the extent required by applicable law.

(k)       The Distributor shall not offer any Shares and shall not accept any orders for the purchase or sale of Shares hereunder if and so long as the effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act or if and so long as a current prospectus as required by Section 10 of the 1933 Act is not on file with the Commission; provided, however, that nothing contained in this paragraph shall in any way restrict or have any application to or bearing upon the Trust’s obligation to redeem or repurchase any Shares from any shareholder in accordance with provisions of the Prospectus or Registration Statement.

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(l)       If the Trust adopts any distribution and/or shareholder servicing plan(s) pursuant to Rule 12b-1 under the 1940 Act (the “Plan”), the Distributor shall, at its own expense, enter into selling and/or investor servicing agreements (“Sales and Investor Services Agreements”) with various broker-dealers and any other financial institution exempt under federal or state securities laws from registration as a broker or dealer authorized by the Investment Adviser, consistent with applicable law and the Registration Statement and Prospectus, to sell Shares and provide services to shareholders. The Distributor further agrees as follows: (i) the Distributor shall administer on behalf of the Trust any Plan(s) adopted by the Trust under Rule 12b-1; (ii) the Distributor shall, at its own expense, set up and maintain a system of recording payments of fees and reimbursement of expenses disseminated pursuant to this Agreement and other agreements related to any such Plan(s) and, pursuant to the 1940 Act, report such payment activity to the Trust at least quarterly; (iii) the Distributor shall receive from the Trust all distribution and shareholder servicing fees, as applicable, at the rate and to the extent payable under the terms and conditions set forth in any Plan(s) adopted by the Trust, applicable to the appropriate class of shares of each Portfolio, as such Plan(s) may be amended from time to time, and subject to any further limitations on such fees as the Board of Trustees of the Trust may impose; and (iv) the Distributor shall pay, from the fees received from the Trust pursuant to any such Plan(s), all fees and make reimbursement of all expenses, pursuant to and in accordance with such Plan(s) and any and all Sales and Investor Services Agreements. In no event shall Distributor pay any fees pursuant to any such Plan(s) until it has received payment of such fees from the Trust or the Adviser.

(m)       The Distributor shall work with the Index Receipt Agent to review and accept or reject orders placed by Authorized Participants and transmitted to the Distributor by the Index Receipt Agent.

(n)       The Distributor has as of the date hereof, and shall at all times have and maintain, net capital of not less than that required by Rule 15c3-1 under the 1934 Act, or any successor provision thereto. In the event that the net capital of the Distributor shall fall below that required by Rule 15c3-1, or any successor provision thereto, the Distributor shall promptly provide notice to the Trust and the Investment Adviser of such event.

(o)       The Distributor agrees to maintain, and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, such records as are required to be maintained by Rule 31a-1(d) under the 1940 Act.

(p)       The Distributor agrees to maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the Distributor’s services under this Agreement, and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Trust’s Chief Compliance Officer or Board of Trustees.

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4.	Duties of the Trust.

(a)       The Trust agrees to issue Creation Units of each Fund and to request DTC to record on its books the ownership of the Shares constituting such Creation Units in accordance with the book-entry system procedures described in the Prospectus in such amounts as the Distributor has requested through the Index Receipt Agent in writing or other means of data transmission, as promptly as practicable after receipt by the Trust of the requisite Deposit Securities and Cash Component (together with any fees) and acceptance of such order, upon the terms described in the Registration Statement. The Trust may reject any order for Creation Units or stop all receipts of such orders at any time upon reasonable notice to the Distributor, in accordance with the provisions of the Prospectus and Statement of Additional Information.

(b)       The Trust agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act. The Trust will make available to the Distributor such number of copies of its then currently effective Prospectus and Statement of Additional Information and product description as the Distributor may reasonably request. The Trust will furnish to the Distributor copies of semi-annual reports and annual audited reports of the Trust’s books and accounts made by independent public accountants regularly retained by the Trust and such other publicly available information that the Distributor may reasonably request for use in connection with the distribution of Creation Units. The Trust shall keep the Distributor informed of the jurisdictions in which the Trust has filed notice filings for Shares for sale under the securities laws thereof and shall promptly notify the Distributor of any change in this information. The Distributor shall not be liable for damages resulting from the sale of Shares in authorized jurisdictions where the Distributor had no information from the Trust that such sale or sales were unauthorized at the time of such sale or sales.

5.	Fees and Expenses.

(a)       The Distributor shall be entitled to no compensation or reimbursement of expenses from the Trust for the services provided by the Distributor pursuant to this Agreement. The Distributor may receive compensation from the Investment Adviser related to its services hereunder or for additional services as may be agreed to between the Investment Adviser and Distributor.

(b)       The Trust shall bear the cost and expenses of: (i) the registration of the Shares for sale under the Securities Act; and (ii) the registration or qualification of the Shares for sale under the securities laws of the various States;

(c)       The Distributor shall pay (i) all expenses relating to Distributor’s broker-dealer qualification and registration under the 1934 Act; and (ii) the expenses incurred by the Distributor in connection with FINRA fees, with the exception of fees related to the filing of sales and marketing materials on behalf of the Trust, which shall be reimbursed by the Investment Adviser.

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(d)       Notwithstanding anything in this Agreement to the contrary, the Distributor and its affiliates may receive compensation or reimbursement from the Trust and the Investment Adviser with respect to any services not included under this Agreement, as may be agreed upon by the parties from time to time.

6.	Indemnification.

(a)       The Trust agrees to indemnify and hold harmless the Distributor, its directors, officers and employees and agents and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act (any of the Distributor, its officers, employees, agents and directors or such control persons, for purposes of this paragraph, a “Distributor Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) the Distributor serving as Distributor for the Trust pursuant to this Agreement; (ii) any claim that the Registration Statement, Prospectus, Statement of Additional Information, product description, shareholder reports, sales literature and advertisements specifically approved by the Trust or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein (and in the case of the Prospectus, Statement of Additional Information and product description, in light of the circumstances under which they were made) not misleading under the 1933 Act; (iii) the breach by the Trust in material respect of any obligation, representation or warranty contained in this Agreement; or (iv) the Trust’s failure to comply in any material respect with applicable securities laws.

The Trust does not agree to indemnify the Distributor or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor. The Trust will also not indemnify any Distributor Indemnitee with respect to any untrue statement or omission made in the Registration Statement, Prospectus, Statement of Additional Information or product description that is subsequently corrected in such document (or an amendment thereof or supplement thereto) if a copy of the Prospectus (or such amendment or supplement) was not sent or given to the person asserting any such loss, liability, claim, damage or expense at or before the written confirmation to such person in any case where such delivery is required by the 1933 Act and the Trust had notified the Distributor of the amendment or supplement prior to the sending of the confirmation. In no case (i) is the indemnity of the Trust in favor of any Distributor Indemnitee to be deemed to protect the Distributor Indemnitee against any liability to the Trust or its shareholders to which the Distributor Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations under this Agreement, or (ii) is the Trust to be liable under its indemnity agreement contained in this Section with respect to any claim made against any Distributor Indemnitee unless the Distributor Indemnitee shall have notified the Trust in writing of the claim at its principal offices at 200 Berkeley Street, Boston MA 02116, Attention: Law Department, Chief Legal Officer, within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon Distributor Indemnitee (or after Distributor Indemnitee shall have received notice of service on any designated agent).

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Failure to notify the Trust of any claim shall not relieve the Trust from any liability that it may have to any Distributor Indemnitee against whom such action is brought unless failure or delay to so notify the Trust prejudices the Trust’s ability to defend against such claim. The Trust shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Trust elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to Distributor Indemnitee, defendant or defendants in the suit. In the event the Trust elects to assume the defense of any suit and retain counsel, Distributor Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of any suit, it will reimburse the Distributor Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them. The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of the Creation Units or the Shares.

(b)       The Distributor agrees to indemnify and hold harmless the Trust and each of its Trustees and officers and any person who controls the Trust within the meaning of Section 15 of the 1933 Act (for purposes of this paragraph, the Trust and each of its Trustees and officers, the Trust’s investment adviser, and its controlling persons are collectively referred to as the “Trust Affiliates”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) the allegation of any wrongful act of the Distributor or any of its directors, officers, employees or affiliates in connection with its activities as Distributor pursuant to this Agreement; (ii) the breach in material respect of any obligation, representation or warranty contained in this Agreement by the Distributor; (iii) the Distributor’s failure to comply in any material respect with applicable securities laws, including applicable FINRA regulations; or (iv) any allegation that the Registration Statement, Prospectus, Statement of Additional Information, product description, shareholder reports, any information or materials relating to the Funds (as described in section 3(g)) or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reliance upon, and in conformity with information furnished to the Trust by or on behalf of the Distributor.

In no case (i) is the indemnity of the Distributor in favor of any Trust Affiliate to be deemed to protect any Trust Affiliate against any liability to the Trust or its security holders to which such Trust Affiliate would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this Section with respect to any claim made against any Trust Affiliate unless the Trust Affiliate shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust Affiliate (or after the Trust Affiliate shall have received notice of service on any designated agent).

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Failure to notify the Distributor of any claim shall not relieve the Distributor from any liability that it may have to the Trust Affiliate against whom such action is brought on account of its indemnity agreement contained in this Section unless failure or delay to so notify the Distributor prejudices the Distributor’s ability to defend against such claim. The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Trust, its officers and Board and to any controlling person or persons, defendant or defendants in the suit. In the event that Distributor elects to assume the defense of any suit and retain counsel, the Trust or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the Trust, its officers and Trustees or controlling person or persons, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them. The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of any of the Creation Units or the Shares.

(c)       No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of section 6(a) or 6(b) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action. This section 6 shall survive the termination of this Agreement.

(d)       Notwithstanding anything contrary in this Agreement, neither party shall be liable under this Agreement to the other party for any punitive, consequential or special damages or losses.

7.	Representations.

(a)       The Distributor represents and warrants that (i) it is duly organized as a Delaware limited liability company and is and at all times will remain duly authorized and licensed under applicable law to carry out its services as contemplated herein; (ii) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action; (iii) its entering into this Agreement or providing the services contemplated hereby does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Distributor is a party or by which it is bound; (iv) it is registered as a broker-dealer under the 1934 Act and is a member of FINRA, and agrees to comply with all applicable rules and regulations of FINRA and to promptly notify the Trust in the event that it is suspended or expelled from FINRA; and (v) it has in place compliance policies and procedures reasonably designed to prevent violations of the Federal Securities Laws as that term is defined in Rule 38a-1 under the 1940 Act.

(b)       The Distributor and the Trust each individually represents that it maintains an anti-money laundering program (“AML Program”) that meets the requirements of anti-money laundering laws and regulations applicable to it and in force in the jurisdictions in which the

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Creation Units will be distributed, and that at a minimum, (i) designates a compliance officer to administer and oversee the AML Program, (ii) provides ongoing employee training, (iii) includes an independent audit function to test the effectiveness of the AML Program, (iv) establishes internal policies, procedures, and controls that are tailored to its particular business, (v) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (vi) identifies by completing certain informational reports, including a FINRA broker report and OFAC report, each of the Authorized Participants that purchases Creation Units pursuant to this Agreement and (vii) allows for appropriate regulators to examine its anti-money laundering books and records. Notwithstanding the foregoing, the Trust acknowledges that the Authorized Participants are not “customers” for the purposes of 31 CFR 103.

(c)       The Distributor and/or its affiliates, or any party hired by it will not cause the Trust to violate economic or trade sanctions programs applicable to the Trust (“Sanctions Programs”) and will not offer or distribute any Creation Units to any government, entity or individual, where such an offer or distribution would be prohibited under the laws, rules, regulations, edicts, orders or resolutions of the United Nations, the European Union, the United Kingdom, the United States, or any other jurisdiction in which it is located, including but not limited to an offer or distribution of Creation Units to any government, entity or individual within Iran, Cuba, Sudan, North Korea, Syria, the Crimea region of Ukraine, or any other jurisdiction that becomes subject to a comprehensive trade embargo by the United Nations, EU, UK, or the United States, or to any person or entity listed on the Specially Designated Nationals and Blocked Persons List or the Foreign Sanctions Evaders List administered by the United States Department of the Treasury, as such programs and lists may be amended from time to time, or other blacklist administered by an agency of an applicable jurisdiction including an agency of the United States, the United Kingdom, or the United Nations.

(d)       To the extent applicable to its activities, the Distributor shall implement and maintain policies, procedures and internal controls reasonably designed to prevent and detect violations by those acting on its behalf of any applicable anti-corruption laws or regulations including self-regulatory organization regulations; giving money or anything of value to obtain or retain business or favorable treatment; and making any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person, including but not limited to domestic or foreign government officials or employees, customers and commercial counterparties.

(e)       Neither the Distributor nor anyone acting on its behalf with respect to the Trust will, in connection with this Agreement, make or authorize, directly or indirectly: (i) any improper payment or promise to pay, or (ii) any gift or promise to give any money or anything of value to any governmental official or commercial counterparty for the purpose of improperly influencing any official act or decision of such official or commercial counterparty or inducing him or her use his or her influence improperly.

(f)       The Distributor has not received notice of, and is not otherwise aware of, any claim, action, suit, proceedings, or investigation involving it with respect to laws or regulations regarding anti-money laundering, sanctions, or anti-corruption.

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(g)       The Distributor and the Trust each individually represents and warrants that: (i) it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable law, rule and regulation; (ii) it will comply with all of the applicable terms and provisions of the 1934 Act; and (iii) it will provide certifications to the Trust in order to assist the Trust in complying with certain rules under the 1940 Act (by way of example only, Rules 30a-2, 30a-3 and 38a-1) and in connection with the filing of certain Forms (by way of example only, Form N-CSR).

(h)       The Distributor has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(i)       The Distributor has conducted a review of its supervisory controls system and has made available to the Trust the most current report of such review and any updates thereto. Every time the Distributor conducts a review of its supervisory control system it will provide notice to the Trust of any Material Compliance Matters as defined in SEC Rule 38a-1 related to the Trust identified during such review. The Distributor shall immediately notify the Trust of any changes in how it conducts its business that would materially change the results of its most recent review of its supervisory controls system and any other changes to the Distributor’s business that would affect the business of the Trust or the Funds’ investment adviser.

(j)       The Distributor will promptly notify the Trust of any actions, including any material litigation or regulatory examination specifically focused on the Trust and the services provided by the Distributor to the Trust hereunder; as of the date of this Agreement, it is not a party to any, and there are no, pending or threatened actions of any nature against it or its properties or assets which are reasonably likely to, individually or in the aggregate, have a material effect on the Distributor’s ability to perform the services hereunder, and there is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets which is reasonably likely to have a material effect on the Distributor’s ability to perform the services hereunder.

(k)       The Distributor shall not provide any information about the Trust or the Funds or make any representations other than those contained in the current registration statement or prospectus of the Trust filed with the SEC, or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use.

(l)       The Distributor has as of the date hereof, and shall at all times have and maintain, net capital of not less than that required by Rule 15c3-1 under the 1934 Act, or any successor provision thereto.

(m)       The Distributor shall deliver or cause the delivery of a prospectus to Authorized Participants purchasing Shares in Creation Units and shall maintain records of both orders placed with the Distributor and confirmations of acceptance furnished by the Distributor.

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(n)       Upon reasonable request by the Trust, the Distributor shall provide the Trust with information relating to the services provided pursuant to this Agreement as necessary and applicable to enable the Trust to complete required regulatory filings.

(o)       The Distributor shall fully cooperate with requests from government regulators and the Trust for information relating to Authorized Participants and/or transactions involving the Creation Units, as permitted by law, in order for the Trust to comply with its regulatory obligations.

(p)       As of the effective date of this Agreement, the Distributor has provided the Trust with a list of persons controlling, controlled by and under common control with the Distributor. The Distributor shall promptly notify the Trust of any subsequent updates to such list in order for the Trust to comply with its obligations under applicable exemptive relief granted by the SEC with respect to the Funds. In connection therewith, the Distributor further represents that during the term of this Agreement, it and any persons controlling, controlled by or under common control with the Distributor will not cause any existing or potential investment by a Fund in an underlying exchange-traded fund investment to influence the terms of any services or transactions between the Distributor and the underlying exchange-traded fund investment or an affiliate of such underlying exchange-traded fund.

(q)       The Trust represents and warrants that (i) it is duly organized as a Massachusetts business trust and is and at all times will remain duly authorized to carry out its obligations as contemplated herein; (ii) it is registered as an investment company under the 1940 Act; (iii) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action; (iv) its entering into this Agreement does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Trust is a party or by which it is bound; (v) the Registration Statement and each Fund’s Prospectus have been prepared, and all sales literature and advertisements approved by the Trust or other materials prepared by or on behalf of the Trust for the Distributor’s use (“Sales Literature and Advertisements”) shall be prepared, in all materials respects, in conformity with the 1933 Act, the 1940 Act and the rules and regulations of the Commission (the “Rules and Regulations”); and (vi) the Registration Statement and each Fund’s Prospectus contain, and all Sales Literature and Advertisements shall contain, all statements required to be stated therein in accordance with the 1933 Act, the 1940 Act and the Rules and Regulations; and (vii) all statements of fact contained therein, or to be contained in all Sales Literature and Advertisements, are or will be true and correct in all material respects at the time indicated or the effective date, as the case may be, and none of the Registration Statement, any Fund’s Prospectus, nor any Sales Literature and Advertisements shall include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of each Fund’s Prospectus in light of the circumstances in which made, not misleading. The Trust shall, from time to time, file such amendment or amendments to the Registration Statement and each Fund’s Prospectus as, in the light of future developments, shall, in the opinion of the Trust’s counsel, be necessary in order to have the Registration Statement and each Fund’s Prospectus at all times contain all material facts required to be stated therein or necessary to make the statements therein, in the case of each Fund’s Prospectus in light of the circumstances in which made, not misleading. The Trust shall

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not file any amendment to the Registration Statement or each Fund’s Prospectus that would impact the services to be provided by the Distributor pursuant to this Agreement or any Authorized Participant Agreement without giving the Distributor reasonable notice thereof in advance, provided that nothing in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to the Registration Statement or any Fund’s Prospectus as the Trust may deem advisable. Notwithstanding the foregoing, the Trust shall not be deemed to make any representation or warranty as to any information or statement provided by the Distributor for inclusion in the Registration Statement or any Fund’s Prospectus.

(r)       The Trust will notify the Distributor promptly of any amendment to the Registration Statement or supplement to the Prospectus and any stop order suspending the effectiveness of the Registration Statement; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any Registration Statement and/or supplements to any Prospectus, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional. The Trust and the Investment Adviser shall not be responsible in any way for any information, statements or representations given or made by the Distributor or its representatives or agents other than such information, statements or representations as are contained in such Prospectus or Registration Statement or financial reports filed on behalf of the Trust or in any Sales Literature and Advertisements except such information, statements or representations in such documents that are provided by the Distributor.

(s)       The Trust represents that, to the best of its knowledge, upon delivery of Deposit Securities to an Authorized Participant in connection with a redemption of Creation Units, the Authorized Participant will acquire good and unencumbered title to such securities, free and clear of all liens, restrictions, charges and encumbrances, and not subject to any adverse claims and that such Deposit Securities will not be “restricted securities” as such term is used in Rule 144(a)(3)(i) under the 1933 Act.

8.	Duration, Termination and Amendment.

(a)       This Agreement shall be effective on the date set forth above, and unless terminated as provided herein, shall continue for one year from its effective date, and thereafter from year to year, provided such continuance is approved annually (i) by vote of a majority of the Trustees or by the vote of a majority of the outstanding voting securities of the Fund and (ii) by the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time, without the payment of any penalty, as to each Fund (i) by vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party or (ii) by vote of a majority of the outstanding voting securities of the Fund, or by the Distributor, on at least sixty (60) days prior written notice. This Agreement shall automatically terminate without the payment of any penalty in the event of its assignment. As used in this paragraph, the terms “vote of a majority of the outstanding voting securities,” “assignment,” “affiliated person” and “interested person” shall have the respective meanings specified in the 1940 Act.

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(b)       No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

9.	Notice.

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

If to the Distributor:

Foreside Fund Services, LLC
Attn: Legal Department
Three Canal Plaza, Suite 100
Portland, ME 04101
Telephone: (207) 553-7110
Facsimile: (207) 553-7151

If to the Trust:

John Hancock Exchange-Traded Fund Trust
Attn: Law Department, Chief Legal Officer
200 Berkeley Street
Boston, MA 02116
Telephone: (617) 663-3000
Facsimile: (617) 663-2196

10.	Choice of Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the state of Massachusetts, without giving effect to the choice of laws provisions thereof.

11.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.	Severability.

If any provisions of this Agreement shall be held or made invalid, in whole or in part, then the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with this Agreement’s intent and purpose, be amended, to the extent legally possible, in order to effectuate the intended results of such invalid provisions.

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13.	Insurance.

The Distributor will maintain at its expense a fidelity bond and an errors and omissions insurance policy adequate to cover services provided by the Distributor hereunder and which are, in scope and amount, consistent with coverages customary for distribution activities similar to those provided to the Funds. Upon the request of the Trust, the Distributor shall provide evidence that coverage is in place and a summary of all insurance coverages maintained.

14.	Confidentiality.

During the term of this Agreement, the Distributor and the Trust may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to one of the parties that is of value to such party and the disclosure of which could result in a competitive or other disadvantage to such party. Confidential Information includes, without limitation, financial information, proposal and presentations, reports, forecasts, inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities). Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information is disclosed to the other party without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from one of the parties, as the case may be, or any of their respective principals, employees, affiliated persons, or affiliated entities. The parties understand and agree that all Confidential Information shall be kept confidential by the other both during and after the term of this Agreement. Each party shall maintain commercially reasonable information security policies and procedures for protecting Confidential Information. The parties further agree that they will not, without the prior written approval by the other party, disclose such Confidential Information, or use such Confidential Information in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of this Agreement and as provided by the other party or as required by law. Upon termination of this Agreement for any reason, or as otherwise requested by the Trust, all Confidential Information held by or on behalf of Trust shall be promptly returned to the Trust, or an authorized officer of the Distributor will certify to the Trust in writing that all such Confidential Information has been destroyed. This section 14 shall survive the termination of this Agreement. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by the Commission or other governmental regulatory agency with jurisdiction over the parties hereto or (ii) requested to do so by the other party; provided that in the event of (i), the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and shall reasonably cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

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15.	Limitation of Liability.

This Agreement is executed by or on behalf of the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the trustees, officers, nominees, agents, employees or shareholders of the Trust individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund, as provided in the Declaration of Trust. Separate and distinct records are maintained for each Fund and the assets associated with any such Fund are held and accounted for separately from the other assets of the Trust, or any other Fund of the Trust. The debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to a particular Fund of the Trust shall be enforceable against the assets of that Fund only, and not against the assets of the Trust generally or any other Fund, and none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally or any other Fund shall be enforceable against the assets of that Fund. The Trust’s Agreement and Declaration of Trust is on file with the Trust.

16.	Use of Names; Publicity.

The Trust shall not use the Distributor’s name in any offering material, shareholder report, advertisement or other material relating to the Trust, other than for the purpose of merely identifying and describing the functions of the Distributor hereunder, in a manner not approved by the Distributor in writing prior to such use, such approval not to be unreasonably withheld. The Distributor hereby consents to all uses of its name required by the Commission, any state securities commission, or any federal or state regulatory authority.

The Distributor shall not use the name “John Hancock or John Hancock Exchange-Traded Fund Trust” in any offering material, shareholder report, advertisement or other material relating to the Distributor, other than for the purpose of merely identifying and describing the functions of the Trust hereunder, in a manner not approved by the Trust in writing prior to such use; provided, however, that the Trust shall consent to all uses of its name required by the Commission, any state securities commission, or any federal or state regulatory authority; and provided, further, that in no case shall such approval be unreasonably withheld.

The Distributor will not issue any press releases or make any public announcements regarding the existence of this Agreement without the express written consent of the Trust.

17.	Electronic Signatures.

This Agreement and any amendments hereto and any notices or other communications hereunder that are required to be in writing may be in electronic form (including without limitation by facsimile and, in the case of notices and other communications, email) and may be executed by means of electronic signatures.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first set forth above.

JOHN HANCOCK EXCHANGE-TRADED FUND TRUST
By:	/s/ Jay Aronowitz
Name:	Jay Aronowitz
Title:	Vice President, Investments

FORESIDE FUND SERVICES, LLC
By:	/s/ Mark Fairbanks
Mark Fairbanks, Vice President

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EXHIBIT A

John Hancock Multifactor Consumer Discretionary ETF

John Hancock Multifactor Consumer Staples ETF

John Hancock Multifactor Developed International ETF

John Hancock Multifactor Emerging Markets ETF

John Hancock Multifactor Energy ETF

John Hancock Multifactor Financials ETF

John Hancock Multifactor Healthcare ETF

John Hancock Multifactor Industrials ETF

John Hancock Multifactor Large Cap ETF

John Hancock Multifactor Materials ETF

John Hancock Multifactor Media and Communications ETF

John Hancock Multifactor Mid Cap ETF

John Hancock Multifactor Small Cap ETF

John Hancock Multifactor Technology ETF

John Hancock Multifactor Utilities ETF

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